                        (Schedule 14A -- to come)

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                   OEC MEDICAL SYSTEMS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                         MERRILL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           OEC MEDICAL SYSTEMS, INC.

                           384 WRIGHT BROTHERS DRIVE
                           SALT LAKE CITY, UTAH 84116

April 7, 1994

TO OUR STOCKHOLDERS:

    You are invited to attend the Annual Meeting of Stockholders of OEC Medical System, Inc. (the "Company"), which will be held at 10:00 a.m. on Thursday, May 26, 1994, at the Salt Lake City Marriott, 75 South West Temple, Salt Lake City, Utah.

    At this important meeting, you will be asked to vote on the election of directors and to ratify the selection of Deloitte & Touche as the Company's accountants. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF THE COMPANY THAT THEY VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND THE RATIFICATION OF THE COMPANY'S SELECTION OF DELOITTE & TOUCHE.

    Your vote is important to the Company. Whether or not you plan to attend the meeting, please return a completed proxy card in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

    We look forward to seeing you at the meeting.

                                           Sincerely,

                                           David J. Rose
                                           President and
                                           Chief Executive Officer

                           OEC MEDICAL SYSTEMS, INC.
                           384 WRIGHT BROTHERS DRIVE
                           SALT LAKE CITY, UTAH 84116
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1994

    The Annual Meeting of the Stockholders of OEC Medical Systems, Inc. (the "Company") will be held at 10:00 a.m. MDT on Thursday, May 26, 1994, at the Salt Lake City Marriott, 75 South West Temple, Salt Lake City, Utah for the following purposes:

    1. To elect five directors of the Company. Management's nominees for election are Edwin Macrae, Allan May, Ruediger Naumann-Etienne, Chase Peterson and David Rose.

    2. To ratify the appointment of Deloitte & Touche, certified public accountants, as independent auditors.

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    Stockholders of record at the close of business on March 31, 1994 will receive this notice and are entitled to vote at the meeting.

    PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           Allan W. May
                                           Secretary

Dated: April 7, 1994

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                           OEC MEDICAL SYSTEMS, INC.
                           384 WRIGHT BROTHERS DRIVE
                           SALT LAKE CITY, UTAH 84116
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1994

    This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of OEC Medical Systems, Inc. ("OEC" or the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held on May 26, 1994, at 10:00 a.m., Mountain Daylight Time, at the Salt Lake City Marriott, 75 South West Temple, Salt Lake City, Utah or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying Proxy were first mailed to stockholders on or about April 7, 1994. A copy of the Company's Annual Report to Stockholders for 1993 accompanies this Proxy Statement.

    The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the Proxy and any additional soliciting material furnished to stockholders, will be borne by OEC. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses. The Company has employed D.F. King, a proxy solicitation firm, to solicit proxies. The amounts to be paid to such proxy solicitation firm are not expected to exceed $15,000. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone, telegram or other means. No additional compensation will be paid to such individuals for any such services.

    The Company's principal executive offices are located at 384 Wright Brothers Drive, Salt Lake City, Utah 84116.

                                 VOTING RIGHTS

    The close of business on March 31, 1994 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of that date, OEC had outstanding 12,412,123 shares of Common Stock. All of the outstanding shares of Common Stock on the Record Date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at this meeting will have one vote for each share so held on the matters to be voted upon, including voting on the election of directors.

                             REVOCATION OF PROXIES

    Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive offices as set forth above an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. If no such specifications are made, proxies will be voted FOR the election of the five nominees for director and FOR the ratification of Deloitte & Touche as the Company's independent auditors for the fiscal year ending December 31, 1994. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1
                      NOMINATION AND ELECTION OF DIRECTORS

    In connection with the restructuring of the Company in September 1993, Mr. Stafford indicated that he intended to resign from the board at such time following the restructuring as the board designated an alternative director who can bring the necessary support and expertise. Dr. Chase Peterson was appointed to the board in October, 1993, and Mr. Allan May was appointed to the board in February 1994. Given these appointments, Mr. Stafford has determined not to stand for reelection to the board in 1994. Accordingly, five directors are to be elected at the 1994 Annual Meeting, each to serve until the next annual meeting of stockholders and until his successor shall be elected and qualified, or until his earlier death, resignation or removal. The five candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

    If any nominee is not available for election (a contingency the Company does not now foresee) it is the intention of the Board of Directors to recommend the election of a substitute nominee, and proxies in the accompanying form will be voted for the election of any substitute nominee, unless authority to vote such proxies in the election of directors has been withheld. Unless you request on your proxy form that voting of your proxy be withheld for any one or more of the following nominees for director, your proxy will be voted for the election of the five nominees listed below.

INFORMATION WITH RESPECT TO NOMINEES

    The names of and certain information with respect to the persons nominated by the Board of Directors for election as directors are included below.

              NAME                AGE                       POSITION
- --------------------------------  ---  --------------------------------------------------
David J. Rose                     48   President, Chief Executive Officer and Director
Edwin W. Macrae                   72   Director
Ruediger Naumann-Etienne          47   Chairman of the Board
Allan W. May                      46   Director
Chase N. Peterson                 64   Director

    Edwin W. Macrae is a retired general partner and vice chairman of Arthur Young & Company, certified public accountants. He has been a Director of the Company since April 1983.

    Allan May has been Senior Vice President, General Counsel and Secretary of Diasonics Ultrasound, Inc. since April 1993. He was Senior Vice-President of the Company from March 1989 to September 1993; Vice President, General Counsel and Secretary from June 1988 to March 1989; and Secretary from July 1988 to September 1993. Mr. May served as Chief Operating Officer of the Tigera Group, Inc. (formerly Fortune Systems Corporation), a manufacturer of computer software and hardware, from August 1987 to June 1988. He became a director of the Company in February 1994.

    Ruediger Naumann-Etienne has been Managing Director of Intertec since July 1990. He was President and Chief Operating Officer of the Company from December 1987 to July 1990 and Executive Vice President and Chief Financial Officer from April 1984 to September 1988. He has been a director of the Company since January 1989, and was named Chairman of the Board in September 1993.

    Chase N. Peterson, M.D. has been a Professor of Internal Medical (Clinical) at the University of Utah since 1983 and a Professor of Family and Preventive Medicine (Clinical) since 1991. He was the President Emeritus of the University of Utah from 1983 through 1991. He is a graduate of Harvard College and Harvard Medical School. He has been a Director of the Company since October 1993.

    David J. Rose has been President and CEO of the Company since September 1993. Before that he was President of OEC-Diasonics, Inc from March 1992. He was Vice President, Sonotron Holding, AG, from April 1987 to March 1992, and from June 1980 to April 1987 he was the Managing Director, Sonotron U.K., Ltd. He has been a Director of the Company since September 1993.

    COMMITTEES OF THE OEC BOARD. OEC has standing Audit, Nominations and Compensation Committees. The Audit Committee, currently consisting of Messrs. Macrae, May and Peterson recommends to the Board, subject to stockholder approval, the engagement of the independent auditors and reviews the independence of the auditors and the scope and results of OEC's procedures for evaluating the adequacy of its system of internal accounting controls. The Nominations Committee, currently consisting of Messrs. Naumann-Etienne, Peterson and Rose, selects and nominates to the Board nominees for election as directors. The Compensation Committee, currently consisting of Messrs. Macrae and Stafford, reviews and recommends to the Board the remuneration arrangements for senior management of OEC, administers its compensation and employee benefit plans and administers the Company's Stock Option/Stock Purchase Plan and the Employee Incentive Stock Acquisition Plan.

COMPENSATION

    The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose compensation for the 1993 fiscal year was in excess of $100,000, as well as the former Chief Executive Officer of the Company and two additional persons who were executive officers of the Company but whose employment with the Company terminated during 1993, (collectively, the "Named Officers") for each of the fiscal years ended December 31, 1993, 1992 and 1991, respectively. Such compensation was paid for services rendered in all capacities to the Company or its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                                                       AWARDS
                                                                                    -------------
                                                                                      NUMBER OF
                                                             ANNUAL COMPENSATION     SECURITIES
                                                            ----------------------   UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR     SALARY($)(1) BONUS($)      OPTIONS     COMPENSATION($)(2)
- -----------------------------------------------  ---------  -----------  ---------  -------------  ------------------
DAVID J. ROSE (3) .............................       1993   $ 224,992   $  28,375       180,000      $      6,419
 President and Chief Executive Officer                1992     237,455      70,000        15,000             5,115
                                                      1991      --          --           --                --
RANDY W. ZUNDEL ...............................       1993     139,466      17,750        70,000             3,909
 Chief Financial Officer                              1992     136,380      25,250       --                  3,407
                                                      1991     116,153      63,035         9,000           --
GARY N. KILMAN ................................       1993     111,872      63,934        60,000             3,185
 Vice President, Sales                                1992     109,382      80,556       --                  2,000
                                                      1991      99,423      87,020         9,000           --
LARRY E. HARRAWOOD ............................       1993     115,981      33,457        70,000             4,953
 Vice President, Marketing                            1992     111,225      54,008       --                  4,119
                                                      1991      99,423      51,143         9,600           --
BARRY K. HANOVER (4) ..........................       1993     100,006      10,025        50,000             2,212
 Vice President, Engineering                          1992      17,769      --           --                --
                                                      1991      --          --           --                --
STEWART CARRELL (5) ...........................       1993     449,117      --           --                498,284
 Former Chief Executive Officer, Diasonics,           1992     416,746      --            25,000            36,797
 Inc.                                                 1991     416,011      --           --                --
RODERICK A. YOUNG (6) .........................       1993      66,670      --           --                316,456
 Former President, FOCAL Surgery, Inc.                1992     278,352      --            15,000             6,195
                                                      1991     285,348      --            30,000           --
KARL RUDOW (7) ................................       1993     208,955      25,102       --                 29,851
 Former Executive Vice President Sonotron             1992     316,951      --           --                --
 Holding, AG                                          1991     333,566      --            50,000           --

- ------------------------
(1)   Includes salary deferred under the Company's 401(k) Savings Plan.
(2) Information is provided for only the 1992 and 1993 fiscal years, as permitted under applicable regulations of the Securities and Exchange Commission. For each such year, the indicated amount for each Named Officer was comprised of (i) the contributions made by the Company to the Company's 401(k) Savings Plan on behalf of each such officer which match his salary deferral contributions to such plan, up to a maximum match of $2,000 per participant, (ii) the insurance premiums paid by the Company on the special term life insurance policies provided each Named Officer set forth below, and (iii) other items disclosed in footnotes 5, 6 and 7 below:


                                               PLAN           INSURANCE
                                           CONTRIBUTION        PREMIUM
                                             1993/1992        1993/1992
                                          ---------------  ---------------
     Mr. Rose...........................              0/0  $   6,419/5,115
     Mr. Zundel.........................  $   2,000/2,000      1,909/1,407
     Mr. Kilman.........................      2,000/2,000          1,185/0
     Mr. Harrawood......................      2,000/2,000      2,953/2,119
     Mr. Hanover........................          2,000/0            212/0
     Mr. Carrell........................      2,000/2,000    50,041/34,797
     Mr. Young..........................              0/0      8,543/6,195
     Mr. Rudow..........................              0/0              0/0

(3) Mr. Rose was appointed an executive officer of the Company during June 1992. The reported compensation for the 1992 fiscal year includes compensation earned for such year prior to the time of his appointment.
(4)  Mr. Hanover began his employment with the Company in October, 1992.
(5) Mr. Carrell resigned from the Company in September 1993 in connection with the restructuring of Diasonics, Inc. Mr. Carrell is to be continued in employee status through December 31, 1994. In December, 1993, the Company paid Mr. Carrell an additional amount of $446,243 in severance benefits, representing his salary for the 1994 fiscal year. This latter amount is included as part of All Other Compensation reported for Mr. Carrell for the 1993 fiscal year.
(6) Mr. Young resigned in April 1993 from his position as President of Focal Surgery, Inc., the Company's wholly-owned subsidiary prior to the restructuring. However, he is to continue in employee status through March 1994, and so the salary paid to him during 1993 subsequent to his resignation and the salary payable to him for the 1994 fiscal year which has been accrued by the Company in the 1993 fiscal year are reported as All Other Compensation for Mr. Young for such fiscal year.
(7) All Other Compensation includes consulting fees paid by the Company to Mr. Rudow for the period July 1, 1993 to September 30, 1993 following his retirement on July 1, 1993. On October 1, 1993, the Company's obligations under this consulting arrangement was assumed by Diasonics Ultrasound, Inc. in connection with the restructuring.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of stock options under the Company's 1990 Stock Option/Stock Purchase Plan for the 1993 fiscal year to each of the Named Officers. No stock appreciation rights were granted during such fiscal year to the Named Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                -----------------------------------------------------------        VALUE AT ASSUMED
                                                   % OF TOTAL                                   ANNUAL RATES OF STOCK
                                   NUMBER OF        OPTIONS                                     PRICE APPRECIATION FOR
                                  SECURITIES       GRANTED TO                                        OPTION TERM
                                  UNDERLYING      EMPLOYEES IN   EXERCISE PRICE  EXPIRATION    ------------------------
NAME                            OPTIONS GRANTED   FISCAL YEAR       $(SH)(3)        DATE         5%(4)       10%($)(4)
- ------------------------------  ---------------   ------------   --------------  ----------    ---------    -----------
David Rose....................    180,000(1)(2)      27.2%              6.125      11/24/03    $ 693,356    $ 1,757,101
Randy W. Zundel...............     70,000(1)(2)      10.6%              6.125      11/24/03      269,638        688,317
Gary N. Kilman................     60,000(1)(2)       9.1%              6.125      11/24/03      231,118        585,700
Larry E. Harrawood............     70,000(1)(2)      10.6%              6.125      11/24/03      269,638        688,317
Barry K. Hanover..............     50,000(1)(2)       7.6%              6.125      11/24/03      192,598        488,083
Stewart Carrell...............          0           --                --             --           --            --
Roderick A. Young.............          0           --                --             --           --            --
Karl Rudow....................          0           --                --             --           --            --

- ------------------------
(1) Each option was granted on November 24, 1993 under the OEC Plan. Sixty (60%) percent of each such option will become exercisable for 6.25% of the option shares upon the optionee's completion of each three (3)-month period of service over the 48-month period measured from the grant date. Forty (40%) percent of each option will become exercisable for the remaining option shares upon the optionee's completion of six (6) years of service measured from the grant date. However, the exercisability of each such option will be accelerated as follows: if the average closing selling price per share of Common Stock for any period of 30 trading days prior to November 23, 1999 exceeds the option exercise price by $3.00, then the option will become immediately exercisable for one-third of the option shares; if the average closing  selling price for any period of 30 trading days prior to November
      23, 1999 exceeds the option exercise price by $5.00, then the option  will become  immediately exercisable for an  additional one-third of the option shares; and if  the average  closing selling price  for any  period of  30 trading days prior to November 23, 1999 equals or exceeds twice the option exercise  price, then the  option will become  immediately exercisable for the remaining one-third of the option shares.
(2)   Each option will also become immediately exercisable for all of the option shares should any  of the  following acceleration events  occur after  the option  has  been  outstanding  for  at  least  six  (6)  months:  (a) the acquisition of the  Company, merger or  sale of substantially  all of  the
      Company  assets or 50%  or more of  the outstanding Common  Stock, (b) the successful completion of  a hostile tender  offer for 40%  or more of  the outstanding  Common Stock,  (c) a change  in the composition  of more than one-third of the Board  members by proxy contest  for Board membership  or
      (d)  the  dissolution or  liquidation of  the Company.  Each option  has a maximum term  of  10  years,  subject  to  earlier  termination  upon  the optionee's cessation of service.
      The  Plan Administrator has  the discretionary authority  to grant special stock appreciation rights in tandem  with one or more outstanding  options under  the OEC Plan. Upon the occurrence of any of the acceleration events specified above, each option with such a right outstanding for at least  6 months  may be  surrendered to the  Company for a  cash distribution based upon the fair market value of the  Common Stock at the time of  surrender.
      None  of the options granted to the  Named Officers during the 1993 fiscal year included such a stock appreciation right.
(3)   The exercise price may be paid in cash, in shares of Company Common  Stock valued  at fair market  value on the  exercise date or  through a cashless exercise procedure involving a same-day sale of the purchased shares.  The
      Company  may  also finance  the option  exercise  by loaning  the optionee sufficient funds to pay the exercise  price for the purchased shares.  The
      optionee   may  be  permitted,  subject  to   the  approval  of  the  Plan
      Administrator, to apply a portion of the shares purchased under the option
      (or to deliver existing shares of Company Common Stock) in satisfaction of the federal and  state income tax  liability incurred by  the optionee  in connection  with  such  exercise.  The  Plan  Administrator  also  has the
      discretionary  authority  to  reprice  outstanding  options  through   the
      cancellation of those options and the grant of replacement options with an exercise  price equal to the lower fair  market value of the option shares on the regrant date.
(4)   The 5% and 10% assumed annual  rates of compound stock price  appreciation are  mandated by rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of  the
      Company's  securities that  the actual  stock price  appreciation over the
      10-year option term will  be at the  assumed 5% and 10%  levels or at  any other  defined level. Unless the market  price of the Company Common Stock appreciates over  the option  term, no  value will  be realized  from  the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

    The  following  table  provides  information,  with  respect  to  the  Named
Officers, concerning the exercise of options during the fiscal year ended December 31, 1993 and unexercised options held as of the end of such fiscal year. No stock appreciation rights were exercised during the 1993 fiscal year, nor were any stock appreciation rights outstanding at the end of such fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                                           VALUE                                   IN-THE-MONEY OPTIONS AT
                                         REALIZED        NUMBER OF SECURITIES      FY-END (MARKET PRICE OF
                                       (MARKET PRICE    UNDERLYING UNEXERCISED    SHARES AT FY-END ($6.875)
                            SHARES      AT EXERCISE      OPTIONS AT FY-END(1)      LESS EXERCISE PRICE)(1)
                          ACQUIRED ON  LESS EXERCISE  --------------------------  --------------------------
NAME                      EXERCISE(#)     PRICE)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ------------------------  -----------  -------------  -----------  -------------  -----------  -------------
David J. Rose...........      --            --            28,200       190,550     $   9,078    $    85,271
Randy W. Zundel.........      --            --            19,449        75,550         7,663         48,967
Gary N. Kilman..........      --            --            10,912        65,087        (3,779)        45,550
Larry E. Harrawood......      --            --            19,805        75,295        11,621         48,401
Barry K. Hanover........      --            --            --            50,000        --             37,500
Stewart Carrell.........      --            --           293,750        16,250     2,019,531        111,719
Roderick A. Young.......     122,680     $ 238,133        --            --            --            --
Karl Rudow..............      --            --           105,000        22,500        96,375        (24,188)

- ------------------------------
(1) Includes options granted under the OEC Plan prior to the distribution ("Distribution") by the Company of its interests in Diasonics Ultrasound, Inc. and FOCAL Surgery, Inc. to its shareholders on September 30, 1993 which were adjusted to reflect such Distribution ("OEC Adjusted Options"). Pursuant to the Distribution, each option (the "Diasonics Option") outstanding under the OEC Plan which was not exercised prior to the Distribution was split into three separately exercisable options -- the OEC Adjusted Option, the Diasonics Ultrasound Adjusted Option and the FOCAL Surgery Adjusted Option (together, the "Adjusted Options"). Each OEC Adjusted Option covers the same number of shares of Common Stock as the number of shares subject to the Diasonics Option to which it relates.

     Each OEC Adjusted Option in general has the same terms and conditions (including the same vesting/exercise schedule) as in effect for the Diasonics Option immediately prior to the Distribution. However, the per share exercise price in effect under the Diasonics Option immediately prior to the Distribution was allocated among each of the Adjusted Options on the basis of the relative fair market values of the underlying common stock of each of the three companies after the Distribution.

     For purposes of vesting and continued exercisability of each OEC Adjusted Option, employment or service (whether as an employee, consultant or non-employee director) with any one of the three companies or their respective subsidiaries will be treated as services and employment with the Company, as if the Distribution did not take place. Accordingly, each of the OEC Adjusted Options held by an individual after the Distribution will continue to vest and remain outstanding for so long as that individual remains in the employ or service of any one of the three companies or their subsidiaries. Each OEC Adjusted Option will, however, terminate and cease to be exercisable upon the EARLIEST to occur of (i) the specified expiration date of the original Diasonics Option, (ii) the expiration of the three (3)-month period following the date the option holder ceases all employment and service relationships with the three companies and their subsidiaries or (iii) the expiration of the twelve (12)-month period following the date of the option holder's death or permanent disability if such individual dies or becomes disabled while in the service of one or more of the companies.

     The number of shares of Company Common Stock held by each Named Officer under his OEC Adjusted Option at the end of the 1993 fiscal year is as follows: Mr. Rose 27,350 shares; Mr. Zundel 18,549 shares; Mr. Kilman 10,125 shares; Mr. Hanover 0 shares; Mr. Harrawood 19,050 shares; Mr. Carrell 292,500 shares; Mr. Rudow 127,500 shares; and Mr. Young 0 shares.

    PENSION BENEFIT. Under his employment agreement with the Company, Mr. Carrell is entitled to an annual retirement benefit commencing on his 65th birthday equal to $200,000, less his Social Security benefits. Having retired, if Mr. Carrell elects to and commences receiving benefits before his 65th birthday, the amount of the benefit would be actuarially reduced to reflect the early commencement of payment. Mr. Carrell's retirement benefit is forfeitable if he renders substantial services to a competitor of the Company without the consent of the Company's Board of Directors. The Company has agreed to establish a rabbi trust to which it will contribute sufficient funds to purchase an annuity contract which will ultimately pay retirement benefits. The trustee will be chosen by Mr. Carrell, subject to the approval of the Compensation Committee. This obligation, together with the reserve already established in 1989 for purposes of funding this retirement obligation, have remained with the Company. Upon any breach by the Company of this agreement, the annuity will be grossed up to cover estimated taxes in excess of those that would have been paid on the annuity payments and cashed out and delivered to Mr. Carrell. All legal fees of Mr. Carrell resulting from any Company breach would be paid by the Company.

    DIRECTOR'S COMPENSATION. As Chairman of the Board of Directors, Ruediger Naumann-Etienne receives annual compensation of $120,000. All other non-employee members of the Board are each be paid an annual retainer of $20,000 plus reimbursement of all out-of-pocket costs incurred in connection with their attendance at Board or committee meetings. In addition, the OEC Medical systems, Inc. 1990 Stock Option/Stock Purchase Plan contains an automatic option grant program for the non-employee Board members. Under that program, each non-employee Board member not previously an employee of the Company (or any Affiliated Corporation) automatically receives a non-statutory option grant for 5,000 shares of Common Stock upon his initial election or appointment to the Board and each individual re-elected as a non-employee Board member at one or more Annual Stockholders Meetings also receives an automatic option grant on the date of each such Annual Meeting for an additional 5,000 shares (provided such individual has not received an initial automatic grant within the preceding six months). Each grant will have an exercise price per share equal to the market price of the Common Stock on the grant date. The maximum number of shares of Common Stock purchasable per non-employee Board member under the automatic option grant program is limited to 15,000 shares. Each grant will become exercisable over the optionee's period of Board service in three equal annual installments, beginning one year after the grant date. However, in the event there is a change in control of the Company whether effected by merger, sale of substantially all of the Company's assets or 50% or more of the outstanding Common Stock or the completion of a hostile tender offer for 40% or more of the outstanding Common Stock, or in the event there is a change in the composition of one-third or more of the Board members effected through a contested election of Board members or in the event of dissolution or liquidation of the Company, then each automatic grant outstanding for at least six months will immediately accelerate and become exercisable for all of the option shares. Each of the automatic grants will have a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's cessation of Board service. Upon the successful completion of a hostile tender offer for 40% or more of the outstanding Common Stock, options will automatically be canceled in return for a cash distribution from the Company based upon tender-offer price of the shares of Common Stock subject to the canceled options. Mr. Macrae received an automatic option grant for 5,000 shares at an exercise price of $7.76 per share on the date of the 1993 Annual Stockholders' Meeting. This constitutes Mr. Macrae's last grant under the automatic option grant program. In connection with his appointment to the Board of Directors on October 1, 1993, Dr. Peterson received an automatic option grant for 5000 shares with an exercise price of $7.50 per share.

    Each option held by the non-employee Board members under the Stock Option/Stock Purchase Plan at the time of the Company's distribution ("Distribution") of its interests in Diasonics Ultrasound, Inc. and FOCAL Surgery, Inc. to its shareholders on September 30, 1993 was split into three separately exercisable options the OEC Adjusted Option, the Diasonics Ultrasound Adjusted Option and the FOCAL Surgery Adjusted Option (together, the "Adjusted Options"). Accordingly, each of the options held by the non-employee Board members was split into three separate options and the exercise price per share was allocated among those three options on the basis of the relative fair market values of the underlying common stock of the three companies after the Distribution. For further information concerning these option adjustments, see footnote 1 to the table titled "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New

York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent stockholders for the 1993 fiscal year were complied with, except: Stewart Carrell, David Rose, and Allan W. May, each of whom filed late on Form 5 reporting, in each case, one transaction.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors, subject to review by the full Board, is responsible for the establishment of remuneration arrangements for senior management and the administration of compensation and employee benefits plans, and sets the base salary of the Company's executive officers, approves individual bonus programs for executive officers, and administers the Company's Stock Option/Stock Purchase Plan under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in the Proxy Statement.

    The objectives of Company's executive compensation program is to motivate and retain current executives and to attract future ones.

    The Company's executive compensation program is designed to: (1) provide a direct and substantial link between Company performance and executive pay, (2) consider individual performance and accomplishments and compensate accordingly, and (3) determine the Company's position in the medical device and high technology labor markets and be competitive in those labor markets.

    The Company positions its executive pay levels at the median of U.S. medical and technology companies. To this end, the Company tracks executive pay levels against companies of similar size, i.e., approximately $100 million. The Committee also considers geographic location and companies that may compete with OEC in recruiting executive talent.

    The data utilized by the Committee in establishing executive compensation levels is compiled by the Director, Human Resources, who has responsibility to ensure that compensation is competitive for similar positions. Primarily, two compensation surveys were used: (1) the 1993 Radford Associates/Alexander & Alexander Consulting Group's "Management Total Compensation Report", and (2) a customized survey of Utah based companies prepared by the Industrial Relations Council, a private Utah employers association, specifically for the Company.

    The Company's executive compensation program has three components. Base salary is used primarily as an attraction and retention device. Base pay is established within discrete ranges as determined for each position and is adjusted on a merit review basis each February. Pay is sufficiently variable, under the program, that 75th percentile performance will result in 75th percentile pay levels and below median performance levels will result in below median pay. Base pay increases are determined by long-term contributions to the Company's performance as well as the individual executive's position, duties, and responsibilities.

    For fiscal 1993, financial performance was below expectations, yet this year saw tremendous progress in new product development, improved manufacturing capabilities, and regulatory compliance. In particular, the Chief Executive Officer's salary increases in the past have been based upon his contribution toward the Company's achievement of key objectives, such as earnings per share and profit before tax. In 1993, given the Company's financial performance, the Chief Executive Officer did not receive a pay increase. All executive officers as a group, excluding the former Chief Executive Officer and two Named Officers no longer with the Company, received pay raises averaging 2.7 percent.

    Incentive pay is paid on an annual basis, if earned. Incentive pay is provided through the Management Incentive Plan (MIP). Each year, individual and financial objectives are established. To the degree a participant meets or exceeds his/her personal objectives and the business unit and the Company meet or exceed their financial objectives, the participating executive will receive a bonus payable in February following the close of the fiscal year.

    The measurement of Company financial performance used in determining individual incentive pay is profit before tax (PBT). Payments are made based upon performance versus the target. Performance above the target results in proportionately higher bonus payouts (up to 150% of the target bonus). Likewise, below target performance results in proportionately lower bonus payouts (50% of the target bonus at 75% of target achievement), and all bonuses become discretionary if performance is below 75% of target performance.

    Since earnings per share performance for fiscal 1993 was below the minimum threshold, yet significant progress was made in new product development, improved manufacturing capabilities, and regulatory compliance, the Chief Executive Officer received a discretionary bonus of $28,375, and all executive officers as a group received discretionary bonuses of $125,166.

    Long-term incentives are provided through stock options. The stock option plan is intended to provide incentive to key employees of the Company and attract new employees with outstanding qualifications, in addition to incenting executives to make the types of decisions that will continue to improve Company performance in the long term. The number of shares subject to each option grant is based upon the officer's tenure, level of responsibility and relative position with the Company. The Company has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of option shares based upon the individual's position with the Company and his existing holdings of vested options. However, the Committee does not adhere strictly to these guidelines and will vary the size and terms of the option grant made to each executive officer as it feels the circumstances warrant. Each grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The options granted to the executive officers in September 1993 were comprised of two components. The first component was a regular service option which is to vest in periodic installments over a period of 4 years, contingent upon the executive officer's continued employment with the Company. Accordingly, these service options will provide a return to the executive officer only if he remains in the Company's employ, and then only if the market price of the Company's common stock appreciates over the option term. The second component contains performance milestones tied directly to the appreciation in the market price of the Company's common stock. Accordingly, these performance options will become exercisable if the market price of the Company's common stock increases to the designated levels over the next six years; otherwise, the option will vest only if the optionee completes six years of continuous employment with the Company measured from the grant date. As a result, both the service and performance options will have value to the executive officers only if shareholder value is increased through appreciation in the market price of the Company's common stock.

    In total, about one-third of the Chief Executive Officer's annual compensation is variable upon meeting the financial target. Looking forward over a five-year term and calculating the values of stock options, about 60% of the Chief Executive Officer's total compensation will be variable. The Chief Executive Officer's targeted pay mix is heavily weighted toward long-term incentives and, therefore, long-term corporate and stock market performance.

    As a result of federal tax legislation enacted in 1993, the maximum amount of compensation (whether paid in cash or in stock or other property) which the Company will be allowed to deduct for federal tax purposes will be limited to $1 million per year for each of the Company's five highest paid executive officers, beginning with the 1994 fiscal year. The cash compensation to be paid to each of the Company's executive officers for the 1994 fiscal year, however, is not expected to exceed the $1 million limitation, and the Compensation Committee has decided to defer any changes to the Company's executive compensation programs until final Treasury Regulations are issued with respect to the limitation.

    Submitted by the Compensation Committee of the Company's Board of Directors:

    Edwin Macrae
    Walter V. Stafford

EMPLOYMENT CONTRACTS AND CHANGE OF EMPLOYMENT ARRANGEMENTS

    Except as noted below, the Company does not have any employment contracts or severance agreements in effect with the Named Officers. However, outstanding options held by such individuals under the 1990 Stock Option/Stock Purchase Plan will become immediately exercisable in the event of certain changes in control or ownership of the Company, as described in footnote 3 to the Option Grant table above.

    Under his employment contract with the Company, Mr. Carrell became entitled to certain severance benefits in connection with his termination of employment on September 30, 1993. Mr. Carrell was paid a cash amount in 1993 representing salary continuation payments through December 31, 1994. In addition, Mr. Carrell is entitled to life and health insurance coverage through December 31, 1995.

    The Company entered into a consulting arrangement with Karl Rudow in connection with his retirement on July 1, 1993 as Executive Vice-President of Sonotron. Pursuant to such consulting arrangement Mr. Rudow is entitled to receive one-half of his base salary, or approximately $160,000 per year, until December 1996. The Company's obligations under this consulting agreement were assumed by Diasonics Ultrasound, Inc. in connection with the restructuring.

    Mr. Young is entitled to receive medical and health insurance benefits coverage through March 31, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Company's Board of Directors for the 1993 fiscal year were Edwin Macrae and Walter V. Stafford. Mr. Macrae has never been an officer or employee of the Company. However, Mr. Stafford served as Senior Vice-President of the Company from June 1988 through November 1989 and Secretary and General Counsel from 1982 through June 1988.

    No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

    The following graph shows a five-year comparison of cumulative stockholder returns for the Company, the Standard & Poor 500 Stock Index and the DJ Medical & Biotech Index for December 31, 1988 through December 31, 1993.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, neither the preceding Compensation Committee Report on Executive Compensation nor the Comparison of Cumulative Total Return graph shall be incorporated by reference into any such filings; nor shall such report or graph be incorporated by reference into any future filings made by the Company under these statutes.

                                   [GRAPHIC]
- ------------------------
*Assumes $100 was invested in each of the Company's stock, the S&P 500 index and the Dow Jones Medical and Biotechnology Index as of December 31, 1988. Total shareholder return assumes reinvestment of dividends. While the Company has paid no cash dividends, it did declare a distribution of the stock of its wholly-owned ultrasound business, Diasonics Ultrasound, Inc. (including its wholly-owned subsidiary, FOCAL Surgery, Inc.) effective October 1, 1993. The distribution of that stock has been treated as a dividend of the equivalent cash value of shares of Diasonics Ultrasound, Inc. and FOCAL Surgery Inc. for purposes of computing the effect of dividend reinvestment in computing shareholder return in this graph. The equivalent cash value of shares distributed was computed based on the average of bid and ask prices for each of Diasonics Ultrasound, Inc. common, when-issued NASDAQ, and FOCAL Surgery, Inc. common, when-issued OTC, as of October 1, 1993.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 31, 1994 concerning beneficial ownership of Common Stock by each of the directors, nominees for directors, and executive officers named in the Company's Summary Compensation Table, all directors and officers as a group, known beneficial holders of more than 5% of the outstanding Common Stock and all directors and executive officers as a group. All information is based on information known to OEC with respect to such persons' beneficial ownership of shares of Company common stock as of March 31, 1994. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws, if applicable:

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL
                                                                    OWNERSHIP        PERCENT OF CLASS
                                                               -------------------   -----------------
Forstmann-Leff Assoc., Inc. .................................     1,460,885                11.7%
 FLA Asset Management, Inc.
 Stamford Advisors Corp.
 55 East 52nd Street
 New York, NY 10055 (1)
State of Wisconsin ..........................................     1,185,000                 9.5%
 Investment Board
 121 East Wilson Street
 Madison, WI 53703 (1)
Stewart Carrell (2)(3).......................................       476,162                 3.8%
Ruediger Naumann-Etienne (2).................................       121,500                 1.0%
Edwin W. Macrae (2)..........................................        12,001                  *
David J. Rose (2)............................................        46,446                  *
Walter V. Stafford (2)(4)....................................        65,130                  *
Allan W. May (2).............................................        77,562                  *
Randy W. Zundel (2)..........................................        26,200                  *
Gary N. Kilman (2)...........................................        16,750                  *
Larry E. Harrawood (2).......................................        37,171                  *
Barry K. Hanover (2).........................................         1,875                  *
Roderick A. Young (2)........................................          --                    *
Karl Rudow (2)...............................................       110,000                 1.0%
All executive officers and directors as a group (10 persons)
 (5).........................................................       993,483                 8.0%

- ------------------------
*     Less than 1%.
(1) Information provided pursuant to Schedule 13G reports filed with the Securities Exchange Commission in February 1994.
(2) Includes shares subject to options to purchase common stock which are currently exercisable or will become exercisable within 60 days of March 31, 1994, as follows: Dr. Naumann-Etienne, 121,500: Mr. Macrae, 7,001; Mr. Rose, 43,400; Mr. Stafford, 65,130; Mr. May, 76,000; Mr. Zundel, 26,200;
      Mr. Kilman, 16,750; Mr. Harrawood, 26,390; Mr. Hanover, 3,750; Mr. Carrell, 296,250; and Mr. Rudow, 110,000.
(3) Includes 1,000 shares owned by Mr. Carrell's son as to which he disclaims beneficial ownership.
(4) Includes 17,445 shares beneficially owned by Mr. Stafford's ex-spouse and as to which he disclaims beneficial ownership.
(5) Includes options to purchase 792,371 shares of common stock which are currently exercisable or will become exercisable within 60 days of March 31, 1994.

              PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT AUDITORS

    The firm of Deloitte & Touche served as independent auditors for the Company for the year ended December 31, 1993. The Board of Directors has appointed, subject to the ratification by the stockholders, Deloitte & Touche as independent auditors for the year ending December 31,

1994. Representatives of Deloitte & Touche are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS TO THE STOCKHOLDERS THAT THEY VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

                            STOCKHOLDERS' PROPOSALS

    Proposals of stockholders that are intended to be presented at the 1995 annual meeting of stockholders of the Company must be received by December 9, 1994 in order to be considered for inclusion in the proxy statement and proxy relating to that meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the persons named in the accompanying form of Proxy will vote thereon in accordance with their best judgment.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           Allan W. May
                                           Secretary

                      OEC MEDICAL SYSTEMS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned appoints Ruediger Naumann-Etienne and Allan W. May, jointly and severally, as proxies, with full power of substitution, to vote all the shares of Common Stock of OEC Medical Systems, Inc. (The "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Salt Lake City Marriott, 75 South West Temple, Salt Lake City, Utah on Thursday, May 26, 1994; at 10 a.m. Utah time, as instructed on the reverse, and upon all matters which may properly be considered at such meeting or any adjournment thereof. To vote in accordance with the Board of Directors recommendations, merely sign below; no boxes need be checked.


                           (Continued on the other side)

                                                              See Reverse
                                                                  Side

                                                                                          / X / PLEASE MARK
                                                                                                YOUR CHOICES
   ------------------  ---------------                                                          LIKE THIS
     ACCOUNT NUMBER        COMMON

                                                                                    FOR    AGAINST  ABSTAIN
1. Election of Directors: Edwin Macrae,    2. Ratification of Deloitte & Touche     /  /     /  /     /  /
   Allan May, Ruediger Naumann-Etienne,       as independent auditors for 1994.
   Chase Peterson and David Rose.
   (INSTRUCTION:  To withhold authority to
   vote for any individual nominee, strike
   a line through the nominee name in the
   line above.)
                                                   The proxies designated on the reverse are directed to vote as instructed  above,
    FOR all nominees listed    WITHHOLD AUTHORITY  or, if no instruction is made, to vote in accordance with the recommendations of
    above (Except any          to vote for all     the Board of Directors, and in accordance with the descretion of the  proxies on
    nominee whose name         nominees listed     such other matters as may properly  come  before  the  meeting.  Such  authority
    has been struck out)       above               includes the right, in the discretion  of  the  proxies,  and  each  of them, to emulate  votes  for  the  election  of  Directors  in  each  class  and  thereby
           /  /                     /  /           distribute,  in  such  proportions within each class as the proxies see fit, the votes represented by this proxy among the nominees in each class named above.

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                                                   Signature (and Title)

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                                                   Date

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                                                   Signature if held jointly

                                                   (If signing as attorney, executor, administrator, trustee or guardian, or for a corporation, please give your title. When shares are in the name of more than one person, each should sign.
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